Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-111618) pertaining to the 1999 Long-Term Stock Incentive Plan, and

(2)	Registration Statement (Form S-8 No. 333-176264) pertaining to the 2010 Long-Term Stock Incentive Plan;

of our reports dated March 15, 2018, with respect to the consolidated financial statements and schedule of Systemax Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Systemax Inc. and subsidiaries included in this Annual Report (Form 10-K) of Systemax Inc. and subsidiaries for the year ended December 31, 2017.

/s/ Ernst & Young LLP

New York, New York

March 15, 2018